EXHIBIT 2.13

                          TECHNOLOGY PURCHASE AGREEMENT


         THIS TECHNOLOGY PURCHASE AGREEMENT is made and entered into on April 15, 2000 by and between DSM, LLC, a Florida limited liability company (the "SELLER"), and MEDCOM U.S.A., Inc., a Delaware corporation (the "Purchaser").

                                    RECITALS
                                    --------

         WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, certain technology and intellectual property including but not limited to Methodology for automated assessing and controlling of medical risks in health insurance (collectively, the "METHODOLOGY"), and

         WHEREAS, the Purchaser and David Robinson and Vladimir Havlena as shareholders of DCB Actuaries and Consultants, S.R.O., a Czech Republic limited liability company ("DCB") have concurrently herewith executed a Share Purchase Agreement ("Share Purchase Agreement") to sell all their shares of DCB which transactions are an integral part of this Agreement.

         NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements contained herein and in the Share Purchase Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
               PURCHASE AND SALE OF TECHNOLOGY AND PURCHASE PRICE
               --------------------------------------------------

         1.1 PURCHASE AND SALE OF TECHNOLOGY. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 2.1) the Seller shall sell, transfer, convey, assign and deliver ("TRANSFER") to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller's right, title and interest in and to all of the Methodology as of the Closing Date as set forth in Schedule 1.1, less and except the Excluded Assets (as defined in Section 1.2) (after giving effect to the exclusion of the Excluded Assets, such assets are hereinafter collectively referred to as the "TRANSFERRED ASSETS"), free and clear of all Liens (as defined in Section 3.5(b)).

         1.2 EXCLUDED ASSETS. Notwithstanding anything in Section 1.1 to the contrary, the Seller shall retain all of its right, title and interest in and to all of, and shall not Transfer to the Purchaser any of, the following assets, rights and properties (the "EXCLUDED ASSETS"):

                  (a) all other assets of Seller other than the Methodology set forth in Schedule 1.1 whether tangible or intangible and wherever located

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         1.3 NO ASSUMPTION OF LIABILITIES. Subject to the terms and conditions of this Agreement, on the Closing Date, the Purchaser shall not assume nor agree to pay, perform and discharge when due any liabilities and obligations of the Seller.

         1.4 PURCHASE PRICE. The aggregate purchase price ("Purchase Price") to be paid for the Transferred Assets shall include (i) Seven Hundred Forty-Six Thousand One Hundred Fifty Three Dollars ($746,153.00) and (ii) 2356 shares of Series D Cumulative Convertible Preferred Stock of Purchaser with a face value of $11,638.64 ("Preferred Shares").

         The Purchase Price shall be paid as follows:

                  (a) CASH. $746,153.00 in cash at the Closing;

                  (b) PREFERRED SHARES. 1644 Preferred Shares to be delivered to Seller at Closing which is less the Hold Back referred to in this
         Section 1.4(c). The Preferred Shares will have the conversion features set forth in the Summary of Terms of Preferred Shares Schedule 1.4(b) attached hereto.

                  (c) HOLD BACK. At the Closing, Purchaser shall hold back 712 Preferred Shares of the Purchase Price ("Hold Back Shares") for a period of one (1)year (the "Hold Back Period") from the Closing Date as a source of payment for the indemnification obligations of Seller pursuant to Section 9 and to assure compliance with restrictions upon transfer under applicable Federal and State securities laws. The Hold Back Shares shall be held and disbursed to Seller in accordance with the terms of this Agreement. The parties understand and agree that the Purchaser has the absolute right, in accordance with Section 9.2, to setoff immediately against any portion of the Hold Back Shares and otherwise distributable to Seller upon conclusion of the Hold Back Period, the full amount of any claims that Purchaser may have for indemnity pursuant to the provisions of Section 9.2.

                                   ARTICLE II
                                     CLOSING
                                     -------

         2.1 CLOSING.

                  (a) The closing (the "Closing") of the transactions contemplated by this Agreement will be held on April 15, 2000 (the "Closing Date") at 10:00 a.m. at the offices of Holland & Knight, LLP, 1201 West Peachtree Street N.E., Suite 2000, Atlanta, Georgia 30309, or at such other time, date or location as the parties hereto may mutually agree upon.

                  (b) At the Closing, the Purchaser shall deliver (i) by wire transfer $746,153.00 to Seller, (ii) the Preferred Shares less the Hold Back Shares; and (iii) those items deliverable by Purchaser pursuant to
         Article VI.

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         2.2 INSTRUMENTS OF CONVEYANCE AND TRANSFER.

                  (a) At the Closing, the Seller shall deliver to the Purchaser:

                           (i) with respect to the Methodology and copyrights,
                  if any, such assignments and endorsements and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to the Purchaser, as shall be effective to vest in the Purchaser all of the Seller's right, title and interest in and to the Methodology, all in recordable form , to the extent possible, as may be required by the U.S. Patent and Trademark Office;

                           (ii) those items deliverable by Seller pursuant to
                  Article VII.

                  (b) Simultaneously with such deliveries, the Seller shall take such steps as may be necessary to put the Purchaser in actual possession and control of the Transferred Assets.

         2.3 FURTHER ASSURANCES. From time to time after the Closing, and without further consideration, the Seller shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery, and take such other actions as the Purchaser may reasonably request in order more effectively to Transfer to the Purchaser, and to place the Purchaser in possession or control of, all of the rights, properties, and assets intended to be Transferred hereunder, to reasonably assist in the collection of any and all such rights, properties and assets, and to enable the Purchaser to exercise and enjoy all of the rights and benefits of the Seller with respect thereto.

         2.4 TRANSFER TAXES. The Purchaser shall pay all sales and excise taxes, if any, incurred in connection with the transactions contemplated by this Agreement. With respect to any item that is exempt from sales or use tax on any basis, the Seller shall deliver to the Purchaser an appropriate certificate establishing the basis for such exemption. Except as hereinabove provided, the party hereto which is responsible under applicable law shall bear and pay in their entirety all other taxes and registration and transfer fees, if any, payable by reason of the Transfer of the Transferred Assets pursuant to this Agreement. Each party hereto will cooperate to the extent practicable in minimizing all taxes (other than income taxes) and fees levied by reason of the Transfer of the Transferred Assets.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                  --------------------------------------------

         The Seller hereby represents and warrants to the Purchaser that the following representations and warranties are true and correct at the date hereof:

         3.1 CORPORATE EXISTENCE. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease all of its properties and assets. The Seller is duly qualified or licensed to do business as a foreign company, and is in good standing as a foreign company, in every jurisdiction in which the ownership of its property or assets or the conduct or nature of its business requires such qualification or license. The Seller has previously delivered to the Purchaser true and complete copies of its Articles of Organization and Regulations as in effect on the date hereof.

         3.2 CORPORATE POWER AND AUTHORITY. The Seller has full corporate power and authority to enter into this Agreement, perform its obligations hereunder, Transfer the Transferred Assets and carry out the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all corporate, member and other actions on the part of the Seller required by applicable law, its Articles of Organization or Regulations, or otherwise. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         3.3 NO VIOLATION. Neither the execution and delivery of this Agreement nor the performance by the Seller of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the Articles of Organization or Regulations of the Seller; (b) violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Seller under, require the consent of any other party to, constitute a breach of, create a loss of a benefit under, or result in the creation or imposition of any Lien (as defined in Section 3.5(b)), upon the Methodology under, any mortgage, indenture, lease, contract, agreement, instrument or commitment to which the Seller is a party; (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Seller or the Methodology is subject; or (d) result in the loss of any license, privilege or certificate benefiting the Methodology.

         3.4 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Seller in connection with the execution, delivery or performance of this Agreement by the Seller.

         3.5 TITLE TO PROPERTIES; ENCUMBRANCES.

                  (a) The Seller has good and marketable title to all of its properties and assets (tangible or intangible) constituting all or part of the Transferred Assets. None of the Transferred Assets are subject to any Lien (as defined in subsection (b) below).

                  (b) When used in this Agreement, "LIEN" or "LIENS" shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, claim, right, covenant, restriction, warrant, option or charge of any kind.

         3.6 METHODOLOGY AND OTHER INTANGIBLE PROPERTY.

                  (a) The Seller owns, or is licensed or otherwise has the full right to use, all intellectual property rights, both registered and at common law, relating to the Methodology, irrespective of where any of the same were issued, whether pending or existing, and set forth on
         Schedule 3.6, including, without limitation, all: registrations of trademarks, service marks and of other marks, registrations of trade names, labels, logos, trading styles or other trade rights, registered user entries, and applications for any such registrations or entries; United States and foreign copyrights, copyright registrations and applications therefor; United States and foreign trademarks and other marks, trade names, labels and other trade rights, whether or not registered, and applications therefor; trade secrets, know-how, inventions, discoveries, improvements, engineering or other drawings, designs, processes and formulae, whether patented or patentable or not; customer lists, technical data, marketing information and plans, software and software documentation source codes; any other proprietary information or intangible rights related in any way to the Methodology; shop rights, license agreements and other agreements relating in whole or in part to any of the foregoing; and all claims and causes of action on behalf of the Seller or against third parties relating to any of the foregoing, including claims and causes of action for past infringement.
         Schedule 3.6 contains a true and complete list of (a) the Methodology used or proposed to be used by the Seller, any applications therefor and all licenses and other agreements relating thereto and (b) all agreements relating to technology, know-how or processes which the Seller is licensed or authorized to use by others or which the Seller licenses or authorizes others to use in connection with the Methodology. The Seller has (i) the sole and exclusive right to use the trademarks, service marks, trade names, copyrights, technology, know-how and processes described on Schedule 3.6, and no consent of any third party is required for the use thereof by the Purchaser upon the consummation of the transactions contemplated hereby or, if such consent shall be necessary to assign such Methodology, such consent shall have been obtained prior to the Closing Date. No claims have been asserted by any person to the use any of the items of Methodology or challenging or questioning the validity or effectiveness of any such license or agreement, and the Seller knows of no valid basis for any such claims. The Seller has no notice that the use of the Methodology by the Seller infringes on the rights of any other person or entity. Each item of Methodology is in full force and effect, fully protected and, if registered, filed or issued, then duly and properly registered, filed or issued in the appropriate office and jurisdiction for such registration, filings or issuance. Each license, contract or other agreement to which the Seller is a party pertaining to any item of Methodology owned, used or available for use by the Seller is a valid, legally binding obligation of all parties thereto, enforceable in accordance with its terms. Each such license, contract or other agreement is in full force and effect. With respect to each such license, contract or other agreement, there is no payment due and not paid and no default (or event which, with or without notice, lapse of time or both, would constitute a default) by any party thereto. The Seller has good and valid title to, or otherwise possesses adequate and exclusive rights to use, all Methodology and other proprietary information necessary to permit the Seller to operate the Methodology in the same manner as the Methodology is presently operated, and all items of Methodology is being transferred to the Purchaser free of any encumbrance whatsoever.

                  (b) The proprietary rights, software, copyright and technology and other legal rights owned by DCB, together with the Transferred Assets, constitute the entire technology rights and legal and proprietary rights relating to the Health Information Gateway Program (the "Program") developed by DCB, and constitute all legal rights necessary for the continued development, distribution and licensing of such program by DCB. Except for DCB and the Seller, no other party owns any legal or proprietary rights to any aspect of the Program, other than nonexclusive licenses (which do not include the right to sublicense) sold to DCB's customers in the ordinary course of business. The Program performs substantially in compliance with the specifications and operating manuals therefor which have been delivered by DCB to Purchaser

         3.7 LITIGATION. There are no actions, claims and proceedings and, to the Seller's best knowledge, investigations to which the Seller is a party (individually, an "Action" and, collectively, "Actions"), including, without limitation, Actions for personal injury, products liability, wrongful death or other tortious conduct, or breach of warranty arising from or relating to materials, commodities, products or goods used, transferred, processed, manufactured, sold, distributed or shipped by the Seller concerning the Methodology (a) involving or relating to the Seller concerning the Methodology, or (b) pending, or, to Seller's knowledge, after due inquiry and reasonable investigation, threatened, against the Methodology before any court, arbitrator or administrative or governmental body. There is no Action pending, or, to Seller's knowledge, after due inquiry and reasonable investigation, threatened, against the Seller, or the Methodology before any court, arbitrator or administrative or governmental body, which questions or challenges the validity of this Agreement or any Action taken or proposed to be taken by the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby. No state of facts exists or has existed which would constitute grounds for the institution of any Action against the Methodology, the Seller or against any assets, properties or rights of the Seller which would adversely affect the Methodology, which would not be covered or defended against by a carrier under policies of insurance in favor of the Seller. The Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has affected, or which can reasonably be expected to affect, the Seller's business practices as they affect the Methodology or its ability to acquire any property or operate the Methodology in any way.

         3.8 COMPLIANCE WITH LAWS. The Seller has not been charged with, and is not threatened with or under any investigation with respect to, any charge concerning any violation of any provision of any federal, state, local or foreign law, regulation, ordinance, order or administrative ruling affecting the Methodology, and the Seller is not in default with respect to any order, writ, injunction or decree of any court, agency or instrumentality affecting the Methodology. The Seller (a) is not in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to the Methodology or (b) would not, to the Seller's knowledge, be in violation of any such law, ordinance, regulation or other requirement that has been enacted or adopted but is not yet effective if it were effective at the date hereof.

         3.9 BROKER'S AND FINDER'S FEES. The Seller is not a party to, nor in any way obligated to make any payment relating to, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby.

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         3.10 DISCLOSURE OF CONFIDENTIAL INFORMATION. The Seller has fully disclosed, or will disclose on or before the Closing Date, to the Purchaser, all processes, inventions, methods, formulae, plans, drawings, customer lists, secret information and know-how (whether secret or not) known to it or usable by it in connection with the Methodology as it is now operated.

         3.11 GENERAL DISCLOSURE. No representation or warranty by the Seller in this Agreement (including, without limitation, the Schedules hereto) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Seller which adversely affects, or which might in the future adversely affect, the operations, business, assets, properties, prospects or condition (financial or otherwise) of the Seller or the Methodology which has not been set forth in this Agreement or on the Schedules hereto.

         3.12 SECURITIES LAW DISCLOSURE. Seller and its Member acknowledge that they received and had an opportunity to review: (i) the Purchaser's Annual Report on Form 10-K for the year ended June 30, 1999; (ii) the Purchaser's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999; and (iii) the Purchaser's supplemental disclosure document dated April 10, 2000, concerning certain risks associated with an investment in the Purchaser's securities. Seller and its Member further acknowledge that they have had the opportunity to ask questions and receive answers concerning the terms and conditions of the issuance of the Purchaser's securities to Seller, and to obtain any additional information which the Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided to Seller concerning the Purchaser.

         3.13 RESTRICTIONS ON RESALE. Seller understands that the Preferred Shares to be issued by the Purchaser upon the closing of the transactions contemplated by this Agreement, and the common shares that are issuable upon the conversion of the Preferred Shares, shall be issued pursuant to an exemption from registration under the United States securities laws, and that, accordingly, such shares are being purchased for investment and not with a view to the unregistered distribution or resale thereof, except to the extent permitted by applicable law. Seller understands that it will not be entitled to resell or transfer the Preferred Shares or common stock of the Purchaser until such resale or transfer is registered under the applicable securities laws or an exemption from registration is available Purchaser has no obligation to register such securities. The certificate representing such securities shall bear a legend reflecting such restrictions.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                 -----------------------------------------------

         The Purchaser hereby represents and warrants to the Seller as follows:

         4.1 EXISTENCE. The Purchaser is a corporation, validly existing and in good standing under the laws of the State of Delaware.

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         4.2 POWER AND AUTHORITY. The Purchaser has full power and authority to enter into this Agreement, perform its obligations hereunder, acquire and own the Transferred Assets, and carry out the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all corporate, stockholder and other actions on the part of the Purchaser required by applicable law, its Certificate of Incorporation or Bylaws, or otherwise. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         4.3 NO VIOLATION. Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its obligations hereunder nor the consummation of the transactions contemplated hereby will contravene any provision of the Certificate of Incorporation or Bylaws of the Purchaser.

         4.4 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement by the Purchaser.

         4.5 BROKER'S AND FINDER'S FEE. The Purchaser is a party to, is obligated to and will make payment of a fee to Karl Muehlberger in connection with the origin, negotiation, execution and performance of this Agreement and the Share Purchase Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE V
               CERTAIN OBLIGATIONS OF THE PARTIES PRIOR TO CLOSING
               ---------------------------------------------------

         The Seller and the Purchaser hereby covenant as follows:

         5.1 ACCESS PRIOR TO THE CLOSING. The Seller shall afford the Purchaser and its counsel, accountants, and other authorized agents and representatives (its "Advisors") reasonable access during normal business hours to the Seller's plants, properties, books, records and personnel in order that the Purchaser and its Advisors may have the opportunity to make such reasonable investigations as they shall desire to make of the affairs of the Seller.

         5.2 CONFIDENTIALITY PRIOR TO THE CLOSING. Except as required by law or any securities exchange, each party hereto shall, and shall cause its officers and Advisors to, hold in strict confidence, and not disclose to others (except its Advisors) for any reason whatsoever, without the prior written consent of the other party, any nonpublic information received by it from the other party in connection with the transactions contemplated hereby and will not use such information for any purpose in the event that no Closing occurs under this Agreement. The Purchaser shall continue to be bound by the confidentiality provisions of the LETTER OF INTENT, dated February 25, 2000, between the Purchaser and the Seller.

                                      -8-
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         5.3 COOPERATION. Each party hereto shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and to make all filings with and give all notices to government agencies and third parties which may be necessary or reasonably required in order to consummate the transactions contemplated by this Agreement. The Seller shall give prompt notice to the Purchaser, after receipt thereof by the Seller, of (i) any notice of, or other communication relating to, any default or event which, with notice or the lapse of time or both, would become a default under any indenture, instrument or agreement material to the Methodology or the operations, condition (financial or otherwise) or prospects of the Seller, to which the Seller is a party or by which the Seller or its assets or properties or the Methodology are bound and
(ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         5.4 NO NEGOTIATIONS, ETC. Prior to the Closing Date, the Seller shall not, directly or indirectly, in any way contact, initiate, enter into or conduct any discussions or negotiations, or enter into any agreements, whether written or oral, with any Person with respect to the sale of all or any part of the Methodology with any other Person. The Seller shall, immediately upon receipt thereof, notify the Purchaser of any such offer for the acquisition of the Methodology.

                                   ARTICLE VI
                    CONDITIONS TO THE PURCHASER'S OBLIGATIONS
                    -----------------------------------------

         Each and every obligation of the Purchaser under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

         6.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Seller contained herein, in the Schedules and Exhibits hereto and in all certificates and other documents delivered by the Seller to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby, and including the representations and warranties of certain of the shareholders in connection with the sale of shares of DCB pursuant to the Share Purchase Agreement, shall be true and accurate as of the date of this Agreement and as of the Closing Date with the same effect as if made on and as of the Closing Date.

         6.2 PERFORMANCE. The Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including, without limitation, those referred to in Article V.

         6.3 AUTHORIZATIONS AND APPROVALS. Prior to or on the Closing Date, the Purchaser shall have secured whatever authorizations or approvals are required to enable it to consummate the transactions contemplated hereby and incident hereto.

         6.4 CONSENTS. All filings with and consents from government agencies and third parties required to consummate the transactions contemplated hereby, if any, shall have been obtained by the Seller, unless the failure to obtain any such consent or make any such filing would not have an adverse effect on the assets, properties, business or condition (financial or otherwise) of the Methodology or the transactions contemplated hereby, or except to the extent that making any such filing or obtaining any such consent has been waived in writing by the Purchaser.

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         6.5 TRANSFER INSTRUMENTS. The Seller shall have delivered to the
Purchaser such instruments of conveyance and transfer as are contemplated by
Section 2.2.

         6.6 RESOLUTIONS. The Seller shall have furnished a copy of the resolutions adopted by the Manager of the Seller authorizing this Agreement and the transactions contemplated hereby.

         6.7 PROCEEDINGS. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be in form and substance reasonably satisfactory to the Purchaser and its counsel, and the Purchaser shall have received all such originals or certified or other copies of such documents as it may reasonably request.

         6.8 ABSENCE OF LITIGATION. There shall be no Action pending or threatened before any federal, state or local court, governmental agency or regulatory body which seeks (a) to invalidate or set aside, in whole or in part, this Agreement, (b) to restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or (c) to obtain substantial damages in connection therewith.

                                  ARTICLE VII
                     CONDITIONS TO THE SELLER'S OBLIGATIONS
                     --------------------------------------

         Each and every obligation of the Seller under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

         7.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Purchaser contained herein and in all certificates and other documents delivered by the Purchaser to the Seller pursuant hereto or in connection with the transactions contemplated hereby shall be in all material respects true and accurate as of the date of this Agreement and as of the Closing Date with the same effect as if made on and as of the Closing Date.

         7.2 PERFORMANCE. The Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including, without limitation, those referred to in Article V.

                                  ARTICLE VIII
                         CERTAIN POST-CLOSING COVENANTS
                         ------------------------------

         8.1 BOOKS AND RECORDS; ACCESS. Unless otherwise consented to in writing by the Purchaser, the Seller shall not destroy, alter or otherwise dispose of any original books or records of the Seller without first offering to surrender such books and records to the Purchaser and shall maintain such books and records in good condition in a reasonably accessible location. The Seller shall allow the Purchaser and its Advisors reasonable access during normal business hours to examine and copy such books and records in order to perform a financial statement audit if required by the Securities and Exchange Commission.

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         8.2 NONCOMPETITION; CONFIDENTIALITY.

                  (a) The Purchaser and the Seller acknowledge and understand that the Purchase Price was fixed on the basis that the Transfer of the Transferred Assets to the Purchaser would provide the Purchaser with the full benefit of the Methodology. The Seller acknowledges that it is proper for the Purchaser to have assurances that the value of the Methodology will not be diminished by acts of the Seller after the Closing Date. Accordingly, for a period of five (5) years from and after the Closing Date, the Seller shall not, directly or indirectly, through Affiliates, a partnership, joint venture or otherwise, enter into, engage in, conduct or carry on any business which produces, manufactures, sells or distributes products now produced, manufactured, sold or distributed by the Seller employing the Methodology, or participate in the management of any person, firm, enterprise or corporation if such person, firm, enterprise or corporation engages or proposed to engage in substantial competition with the Purchaser in any line of business actively conducted at the time by Seller employing the Methodology and which was conducted by the Seller prior to the Closing Date in all of the counties in California, in the remaining 49 states of the United States, and throughout the world.

                  (b) The Seller shall not use or disclose, or induce the use or disclosure of, and shall otherwise keep confidential all secrets, know-how, processes, formulas, discoveries, improvements, designs, business affairs and other secrets ("CONFIDENTIAL MATTERS") used or usable by the Seller to the extent that such Confidential Matters are not or do not become readily available to the public at any relevant time, other than through Seller's disclosure of such Confidential Matters.

                  (c) If the Seller commits a breach, or threatens to commit a breach, of any of the provisions of this Section 8.2, the Purchaser shall have the right and remedy (in addition to any others) to have the provisions of this Section 8.2 specifically enforced by any court having equity jurisdiction, together with an accounting therefor, it being acknowledged and understood by the Seller that any such breach or threatened breach will cause irreparable injury to the Purchaser and that money damages will not provide an adequate remedy therefor.

         8.3 COVENANT NOT TO SUE. Except in the event of a breach of this Agreement by the Purchaser, the Seller hereby covenants and agrees, and hereby undertakes to have each of its executive officers and directors undertake and agree, that from and after the Closing Date, it and they will not, directly or indirectly, commence or prosecute, or assist in the filing, commencement or prosecution of, any Action, claim or proceeding against the Purchaser, any of its Affiliates and each present or former officer, director, employer of or owner of any equity interest in the Purchaser or any of its Affiliates, in any federal, state, local or foreign court, arbitral forum or administrative agency, with respect to the Methodology transferred hereunder, whether known or not now known.

         8.4 SALES TAX. Seller covenants and represents that this transaction is an exempted sale of an intangible and is therefore not subject to sales tax in the State of Florida.

                                   ARTICLE IX
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
           -----------------------------------------------------------

         9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding (a) the making of this Agreement, (b) any examination made by or on behalf of the parties hereto and (c) the Closing hereunder, the representations and warranties of the Seller and the Purchaser contained in this Agreement, or in any document delivered pursuant to the provisions of this Agreement, including the representations and warranties of the shareholders pursuant to the Share Purchase Agreement, shall survive the Closing to and including the last day of the thirty-sixth month following the month in which the Closing occurs ("Termination Date"), at which time all such representations and warranties shall expire and be terminated, provided however, claims for indemnity made to Seller or pending prior to the Termination Date or representations and warranties contained in Section 3.5 relating to title to the Transferred Assets shall not expire or terminate on the Termination Date.

         9.2 INDEMNIFICATION.

                  (a) Subject to Section 9.1 above, from and after the Closing, the Seller shall indemnify and save harmless the Purchaser and its officers, directors, partners, shareholders, successors and assigns (collectively, the "INDEMNIFIED PARTY") from and against any loss, claim, liability, damage (including consequential damages), punitive damages, remedial costs, civil and criminal penalties or expenses or other damages of any kind or nature, including Purchaser's reasonable attorneys' fees incurred in connection with any of the foregoing (collectively, the "DAMAGES"), caused to the Methodology by or arising out of (i) the failure by the Seller to perform any covenant or agreement required to be performed by it in this Agreement, after the Closing or pursuant to Article V of this Agreement; (ii) any judgments, orders or decrees entered in any lawsuit or proceeding or Actions against the Seller or the Methodology arising out of activities undertaken by the Seller or the Methodology prior to the Closing Date and arising out of activities undertaken by the Seller on or after the Closing Date; (iv) any breach of warranty or representation in this Agreement (including the Schedules hereto) made by or on behalf of the Seller, (v) any breach of any warranty, representation, or covenant of the shareholders of DCB pursuant to the Share Purchase Agreement and not waived in writing by the Indemnified Party, or (vi) any claim by any holder of a limited liability company interest of DCB that the amount of consideration paid by Purchaser hereunder in any way violated any legal rights of such holder.

                  (b) The Indemnified Party shall notify the Seller within a reasonable period of time after becoming aware of, and shall provide to the Seller as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages which the Indemnified Party shall have determined has given or could give rise to a claim for indemnification hereunder, and the Seller shall be given access to all books and records in the possession or under the control of the Indemnified Party which the Seller reasonably determines to be related to such claim.

                  (c) All claims for indemnity under this Article IX shall be paid by the Seller on demand in immediately available funds in U.S. dollars. At the Purchaser's option, in lieu of payment in cash, Purchaser shall have the absolute right in Purchaser's sole discretion to setoff, in part or in full, against any portion or all of the Hold Back Shares (defined in Section 1.4(c)), the full amount of any claim for indemnity pursuant to the provisions of Sections 9.2(a)(i) through 9.2(a)(iv).

                  (d) The Indemnified Party shall notify the Seller with reasonable promptness of its discovery of any matter giving rise to a claim of indemnity or setoff pursuant to this Agreement. With respect to any third party claim or action that could give rise to indemnity under this Agreement, the Seller shall be entitled to assume the defense thereof with counsel satisfactory to the Indemnified Party, provided, that upon the request of the Indemnified Party, the Seller provides reasonable evidence of its ability to perform its obligations under this Section 9.2; and after notice from the Seller to the Indemnified Party of its election so to assume the defense thereof, the Seller shall not be liable to the Indemnified Party under the foregoing indemnity agreement for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than (i) those relating to investigation or the furnishing of documents or witnesses and (ii) all reasonable fees and expenses of separate counsel retained by such Indemnified Party if (A) the Seller and the Indemnified Party shall have agreed to the retention of such counsel or (B) counsel to the Indemnified Party shall have concluded reasonably that the representation of the Seller and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them in the conduct of the defense of such action. Promptly after receipt by an Indemnified Party of notice of the commencement of any action to which the Seller is not a party, such Indemnified Party shall, if such claim in respect thereof is to be made against the Seller pursuant to this Agreement, notify the Seller in writing of the commencement thereof, but the failure or delay in so notifying the Seller shall not relieve the Seller of its obligations to indemnify pursuant to the terms of this Agreement. The Indemnified Party shall keep the Seller informed of the progress of any such action and shall not enter into any settlement of any such action without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

                                   ARTICLE X
                                   TERMINATION
                                   -----------

         10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by the mutual consent of the Purchaser and the Seller; or

                  (b) by either the Purchaser or the Seller, upon written notice, if there has been a material misrepresentation or any breach on the part of the other party hereto in the representations, warranties or covenants contained in this Agreement which is not cured within twenty (20) business days after such other party has been notified of the intent to terminate this Agreement pursuant to this subsection (b).

         10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as expressly permitted under Section 10.1, such termination shall be the sole remedy and this Agreement shall forthwith become void (except for Sections 5.2 and 11.3) and there shall be no liability on the part of either the Seller or the Purchaser or any of their Affiliates; provided, however, that if such termination shall result from the willful breach by a party hereto of its obligations under this Agreement, such party shall be fully liable for any and all damages, costs and expenses sustained or incurred by the other party as a result of such breach. In the event of the termination of this Agreement without a Closing, the Seller shall return promptly to the Purchaser all documents, work papers and other materials of the Purchaser furnished or made available to the Seller or its Advisors, and all copies thereof, and no information received by the Seller shall be revealed to any third party or used for the advantage of the Seller or any other party; and the Purchaser shall return promptly to the Seller all documents, work papers and other material of the Seller furnished or made available to the Purchaser or its Advisors, and all copies thereof, and no information received by the Purchaser shall be revealed to any third party or used for the advantage of the Purchaser or any other party.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS
                            ------------------------

         11.1 PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, the Purchaser and the Seller shall notify and consult with each other prior to issuing any statement or communication to the public or the press regarding the transactions contemplated by this Agreement. Except as required by law or by any securities exchange and except as the other party hereto shall authorize in writing or as provided under this Section 11.1, the parties hereto shall not, and shall cause their respective officers, directors, employees, Affiliates and Advisors not to, disclose any matter or matters relating to this transaction to any Person not an officer, director, employee, Affiliate or Advisor of such party.

         11.2 AMENDMENT; WAIVER. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived, except by a written instrument signed by the parties hereto (or, in the case of a waiver, by the party granting such waiver). No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of either party hereto to insist upon strict compliance by the other party with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 11.2.

         11.3 FEES AND EXPENSES. Except as otherwise provided in this Agreement, each of the parties hereto shall bear and pay its own costs and expenses incurred in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the agreements, instruments, documents and transactions referred to in or contemplated by this Agreement (whether or not such transactions are consummated) including, without limitation, any fees, expenses or commissions of any of its Advisors, attorneys, agents, finders or brokers. The Purchaser shall indemnify the Seller against any claims of third parties for any brokerage, finder's, agent's or similar fees or commissions in connection with the transactions contemplated hereby insofar as such claims are alleged to be based on arrangements or contacts made by, to or with the Purchaser or its Advisors or representatives. The Seller shall indemnify the Purchaser against all such claims insofar as they are alleged to be based on arrangements or contacts made by, to or with the Seller or its Advisors or representatives.

         11.4 BULK SALES LAW WAIVER. The Purchaser and the Seller each agrees to waive compliance by the other with the provisions of the Bulk Sales Law of any jurisdiction to the extent that the same may be applicable to the transactions contemplated by this Agreement. In addition to any other indemnities provided in this Agreement, the Seller agrees to indemnify and hold harmless the Purchaser from and against any and all claims that may be asserted against the Purchaser or liens claimed against any of the Transferred Assets by the creditors of the Seller or other third parties under the Bulk Sales Law of any State.

         11.5 NOTICES.

                  (a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including telefax, telegraphic, telex or cable communication) and mailed, telefaxed, telegraphed, telexed, cabled or delivered:

                           (i) If to the Seller, to:

                                    DSM, LLC
                                    P.O. Box 24926
                                    Lakeland, FL  33802-4926
                                    Attention:  Manager

                  with a copy to:

                                    Holland & Knight, LLP
                                    One East Broward Boulevard, Suite 1300
                                    Fort Lauderdale, FL  33301-4811
                                    Attention:  William B. Sherman, Esq.

                           (ii) If to the Purchaser, to

                                    MEDCOM U.S.A., Inc.
                                    18001 Cowan, Suite C-D
                                    Irvine, CA 92614
                                    Attention: Alan Ruben, Chief Financial
                                        Officer

                  with a copy to:

                                    Rutan & Tucker, LLP
                                    611 Anton Boulevard, 14th Floor
                                    Costa Mesa, CA 92626
                                    Attention:  James B. O'Neal, Esq.

                  (b) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section
         11.5 (i) if delivered personally against proper receipt or by confirmed telefax or telex, shall be effective upon delivery and (ii) if delivered (A) by certified or registered mail with postage prepaid, (B) by Federal Express or similar courier service with courier fees paid by the sender or (C) by telegraph or cable, shall be effective two (2) business days following the date when mailed, couriered, telegraphed or cabled, as the case may be. Either party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

         11.6 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the parties hereto without the prior written consent of the other party; provided, however, that the Purchaser may assign its rights and obligations under this Agreement to any of its Affiliates or any entity who by merger, consolidation, purchase or sale subsequently becomes an Affiliate without the prior consent of the Seller. Any assignment which contravenes this Section 11.6 shall be void ab initio.

         11.7 GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to the conflicts of laws principles thereof. Any dispute concerning this Agreement and the transactions contemplated hereby shall be heard and decided in the Federal and state courts of Orange County, California.

         11.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         11.9 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

         11.10 ENTIRE AGREEMENT. This Agreement (which defined term includes the Schedules and Exhibits to this Agreement) embodies the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties with respect thereto. There are no agreements, covenants, undertakings, representations or warranties with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein.

         11.11 SEVERABILITY. Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term and/or provision hereof. In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall not affect any other term or provision of this Agreement, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein. Moreover, if any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent permitted under applicable law as it shall then exist.

         11.12 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended, nor shall anything in this Agreement be construed, to confer any rights, legal or equitable, in any Person (other than the parties hereto and their respective heirs, distributees, beneficiaries, executors, successors and assigns), including, without limitation, any employee of the Seller or any beneficiary of such employee.

         11.13 MISCELLANEOUS. The persons executing this Agreement in behalf of the parties hereto are duly authorized to execute, acknowledge and deliver this Agreement.

         11.14 AFFILIATE. When used in this Agreement, "Affiliate" or "Affiliates" shall mean, with respect to any individual, partnership, corporation, association, business trust, joint venture, governmental entity or other entity of any nature ("Person"), any Person that controls, is controlled by, or is under common control with, such Person.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

"SELLER":                          DSM, LLC, a Florida limited liability company


                                   By: /S/ VLADIMIR HAVLENA
                                      ------------------------------------------
                                      Vladimir Havlena

                                      Its: Member/Manager



"PURCHASER":                       MEDCOM U.S.A., INC., a Delaware corporation


                                   By: /S/ MICHAEL MALET
                                      ------------------------------------------
                                      Michael Malet, Vice President



                                   By: /S/ MICHAEL MALET
                                      ------------------------------------------
                                      Michael Malet, Secretary

                          TECHNOLOGY PURCHASE AGREEMENT



                                  SCHEDULE 1.1

                                   METHODOLOGY

                          TECHNOLOGY PURCHASE AGREEMENT



                                 SCHEDULE 1.4(b)

                  SUMMARY OF TERMS OF PREFERRED SHARES SCHEDULE

         SUMMARY OF TERMS OF PREFERRED STOCK

         The following provides a summary or certain material terms of the Series D Cumulative Convertible Preferred Stock to be issued in connection with the purchase of the outstanding limited liability company interests of DCB Actuaries and Consultants, S.R.O. Reference should be made to the Certificate of Designation for the Series D Cumulative Convertible Preferred Shares for a complete description of the terms of such shares.

         NUMBER OF SHARES AUTHORIZED:  2,900

         DIVIDENDS: 4% of the Liquidation Preference (which is initially $1,000 per share), payable annually. The Company has the option of paying the dividends in cash or in the form of shares of the Company's Common Stock, valued at it's then Market Value.

         LIQUIDATION PREFERENCE: $1,000 per share plus accrued but unpaid dividends.

         CONVERSION RIGHTS: After amendment of the Company's Certificate of Incorporation to increase the Company's authorized Common Stock, the Series D Cumulative Convertible Preferred Stock is convertible into Common Stock of the Company, at a conversion price of $4.94 per share of Common Stock.. After one year, the Company can require conversion of the preferred stock into Common Stock, so long as the Market Price of the Common Stock at the time of conversion exceeds the Conversion Price, and the resale of such Common Stock by the holder is either registered under the Securities Act of 1933 or exempt from registration.

         VOTING RIGHTS: Votes with other voting securities of the Company, with each share of preferred stock having that number of votes equal to the number of shares of Common Stock into which it is convertible.

                          TECHNOLOGY PURCHASE AGREEMENT



                                  SCHEDULE 3.6



         The Methodology is described in Schedule 1.1, attached hereto and incorporated herein by reference. The Methodology is subject to the following License and Sub-License.

         1. License Agreement for the Methodology for Automated Assessing and Controlling of Medical Risks in Health Insurance by and between DSM, LLC and Callucia Holding B.V., dated as of August 31, 1999.

         2. Sub-License Agreement for the Methodology for Automated Assessing and Controlling of Medical Risks in Health Insurance by and between Callucia Holding B.V. and DCB Actuaries and Consultants S.R.O. dated as of August 31, 1999.